Exhibit 5.1

November 14, 2016

Global Net Lease, Inc.

405 Park Avenue

New York, New York 10022

Re:       Registration Statement on Form S-3

Ladies and Gentlemen:

We have served as Maryland counsel to Global Net Lease, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration of up to 1,809,678 shares (the “Shares”) of common stock, $0.01 par value per share (the “Common Stock”), of the Company to be sold from time to time by the stockholders of the Company named under the caption “Selling Stockholders” in the above-referenced Registration Statement, and all amendments thereto (collectively, the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). 1,264,148 of the Shares (the “Issued Shares”) were issued upon the redemption of units of limited partnership interest (the “OP Units”) in Global Net Lease Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), and 545,530 of the Shares (the “Issuable Shares”) are issuable upon the redemption of OP Units.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.       The Registration Statement and the related form of prospectus included therein in the form in which it was transmitted to the Commission under the 1933 Act;

2.       The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3.       The Amended and Restated Bylaws of the Company (the “Bylaws”), certified as of the date hereof by an officer of the Company;

4.       A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

5.       Resolutions adopted by the Board of Directors of the Company (the “Board”) relating to, among other matters, the registration and issuance of the Issued Shares (the “Resolutions”), certified as of the date hereof by an officer of the Company;

Global Net Lease, Inc.

November 14, 2016

6.       The Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of June 2, 2015, among the Company, as general partner and the limited partners listed on Schedule A thereto (the “Partnership Agreement”);

7.       A certificate executed by an officer of the Company, dated as of the date hereof; and

8.       Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.       Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.       Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.       Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.       All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.       Prior to the issuance thereof, the issuance of the Issuable Shares upon redemption of OP Units will be authorized and approved by the Board, or a duly authorized committee thereof, in accordance with the Maryland General Corporation Law, the Charter and the Bylaws (such approval referred to herein as the “Corporate Proceedings”).

Global Net Lease, Inc.

November 14, 2016

6.       Upon the issuance of any of the Issuable Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

7.       None of the Shares have been or will be issued or transferred in violation of the restrictions on ownership and transfer set forth in Section 5.7 of the Charter.

8.       The OP Units have been duly authorized and validly issued by the Operating Partnership and have been or will be exchanged for Shares in accordance with the terms and procedures described in the Partnership Agreement.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.       The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.       Upon completion of all Corporate Proceedings relating to the Issuable Shares, the Issuable Shares will be duly authorized and, when and to the extent issued upon the redemption of OP Units in accordance with the Corporate Proceedings and the Partnership Agreement, the Issuable Shares will be validly issued, fully paid and nonassessable.

3.       The issuance of the Issued Shares has been duly authorized and the Issued Shares are validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

Global Net Lease, Inc.

November 14, 2016

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

Venable LLP